SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2017

NATIONAL COMMERCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36878	20-8627710
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer ID No.)

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

(Address of principal executive offices)

Registrant’s telephone number, including area code: (205) 313-8100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On January 1, 2017, pursuant to the terms and conditions of that certain Agreement and Plan of Merger by and between National Commerce Corporation (the “Company”) and Private Bancshares, Inc. (“Private Bancshares”), dated August 30, 2016 (the “Merger Agreement”), Private Bancshares merged with and into the Company (the “Merger”). The Merger and the Merger Agreement had previously been approved by Private Bancshares’ shareholders at a special meeting of Private Bancshares’ shareholders held on December 29, 2016.

In the Merger, each issued and outstanding share of Private Bancshares’ common stock was converted into the right to receive either 0.85417 shares of the Company’s common stock or $20.50 in cash, without interest. However, under the Merger Agreement, the total amount of cash payable in the Merger was required to equal, as nearly as practicable, but not to exceed, $8,320,766 (representing 405,891 shares of Private Bancshares’ common stock), with elections by Private Bancshares’ shareholders for cash or stock to be prorated as necessary to cause the aggregate mix of consideration issuable to Private Bancshares’ shareholders to comply as nearly as possible with the foregoing allocation. A valid election to receive shares of the Company’s common stock was made with respect to each outstanding share of Private Bancshares common stock. As a result, each share of Private Bancshares common stock was converted into the right to receive approximately 0.717 shares of the Company’s common stock and approximately $3.30 in cash. Additionally, at the effective time of the Merger, options to purchase 172,700 shares of Private Bancshares common stock that were outstanding immediately prior to the Merger were converted automatically into options to purchase 147,516 shares of the Company’s common stock. Private Bancshares shareholders are also entitled to receive cash in lieu of any fractional share of the Company’s common stock otherwise distributable following the application of the provisions described above at a rate of $36.12 per share.

This description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference to Exhibit 2.1.

A copy of the press release, dated January 1, 2017, announcing the completion of the Merger is included as Exhibit 99.1 and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective immediately upon consummation of the Merger, and in accordance with the terms of the Merger Agreement, the size of the Company’s board of directors increased by one member as of January 1, 2017, and Mr. Joel S. Arogeti was appointed to fill the vacancy. Mr. Arogeti was a member of the board of directors of Private Bancshares until the effective time of the Merger. Aside from the terms of the Merger Agreement, there are no arrangements or understandings between Mr. Arogeti and any other person pursuant to which he was appointed to the directorship position of the Company described above. Additionally, there are no related person transactions involving Mr. Arogeti and the Company that would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). Mr. Arogeti will receive the compensation that other directors of the Company receive, as the same may be adjusted by the Company’s board of directors from time to time.

In connection with his appointment as a director of the Company, Mr. Arogeti entered into an indemnification agreement with the Company, effective as of January 1, 2017, the form of which has been previously approved by the Company’s board of directors and entered into by each of the Company’s current directors and executive officers (the “Indemnification Agreement”). The Indemnification Agreement requires the Company to indemnify Mr. Arogeti to the fullest extent permitted by Delaware law and is in addition to protections provided in the Company’s certificate of incorporation and bylaws. Under the Indemnification Agreement, Mr. Arogeti will be indemnified for certain liabilities and will be advanced certain expenses that have been incurred as a result of actions brought, or threatened to be brought, against him in connection with his duties. The Indemnification Agreement also contains various covenants by the Company as to the maintenance of directors’ and officers’ liability insurance.

This description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Indemnification Agreement, which is incorporated herein by reference to Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

(a)          Exhibits

Exhibit No.	Description of Exhibit

2.1

Agreement and Plan of Merger by and between National Commerce Corporation and Private Bancshares, Inc., dated August 30, 2016 (incorporated by reference to Appendix A of the Proxy Statement-Prospectus contained in the Company’s Registration Statement on Form S-4 (File No. 333-214194), filed on October 21, 2016).

10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 000-55336), filed on January 26, 2015).

99.1	Press Release dated January 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

NATIONAL COMMERCE CORPORATION

January 3, 2017	/s/ William E. Matthews, V
William E. Matthews, V
Vice Chairman and Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit

2.1

Agreement and Plan of Merger by and between National Commerce Corporation and Private Bancshares, Inc., dated August 30, 2016 (incorporated by reference to Appendix A of the Proxy Statement-Prospectus contained in the Company’s Registration Statement on Form S-4 (File No. 333-214194), filed on October 21, 2016).

10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 000-55336), filed on January 26, 2015).

99.1	Press Release dated January 1, 2017.